EXHIBIT 99.1

[LOGO OF SOURCECORP™]

SOURCECORP™ REPORTS 2002 SECOND QUARTER RESULTS

Revenue Exceeds Company’s Previous Guidance

Earnings per Share Increases 23.5 Percent Over First Quarter, 2002 Results

DALLAS, August 7, 2002 – SOURCECORP™ (Nasdaq: SRCP), one of the nation’s leading providers of business process outsourcing solutions, today reported 2002 second quarter diluted earnings per share of $.42 on revenue of $105.8 million. “SOURCECORP’s second quarter earnings per share results were in line with the financial guidance provided by the Company in May,” said Ed H. Bowman, Jr., President and CEO of SOURCECORP.

Second Quarter Summary

Mr. Bowman continued, “The Company’s overall business and financial results were within the range of expectations for the second quarter. Revenue modestly exceeded our expected range of $100 million to $103 million for the quarter and improved by approximately 2.4 percent, compared with the Company’s revenue for the first quarter of 2002. During the second quarter, operating margins also increased sequentially by 230 basis points from 10.9 percent to 13.2 percent, as a result of both our cost reduction plan which we completed during the first quarter and favorable revenue mix. The Company’s revenue mix for the quarter reflected increases from its Legal Claims Administration business compared to the most recent two quarters, in addition to increases from its HealthSERVE segment. Cash flows from operations continued to strengthen the balance sheet by allowing us to reduce the Company’s outstanding debt balance by $5.3 million during the quarter.”

During the second quarter, the Company closed sales expected to produce total revenue of approximately $21 million. These new sales included three large sales, each for more than $1 million in total expected revenue, all of which were with new customers. Mr. Bowman added, “These second quarter new business results followed the outstanding new business amounts we closed during the first quarter. Additionally in the current quarter, we have already signed four more large deals totaling approximately $18 million. We are pleased with these 2002 year-to-date new business results, which give us additional revenue visibility into 2003 and beyond.”

Summary of Financial Highlights
(in $ millions, except for earnings per share data)

	Q2 2002	Q1 2002	Change
Revenue	$105.8	$103.3	2.4%
Operating Income	$14.0	$11.3	23.9%
Net Income	$7.5	$6.0	25%
Diluted EPS	$.42	$.34	23.5%

The Company produced cash flow from operations of $12.7 million for the second quarter of 2002, an increase of 18.7 percent from the first quarter of 2002. Days sales outstanding during the second quarter increased sequentially by 3 days to 52 days, within the Company’s expected range for the quarter. As of June 30, the Company’s debt to total capital ratio decreased sequentially from 29.8 to 28.3 percent and the outstanding balance on the Company’s credit facility declined to $112.9 million.

Outlook for Third and Fourth Quarters of 2002

The Company is providing revenue and earnings per share guidance for its third and fourth quarters as follows:

•	Third quarter revenue and earnings per share of approximately $103 to $108 million and $.43 to $.47, respectively, and
•	Fourth quarter revenue and earnings per share of approximately $104 to $109 million and $.45 to $.49, respectively.

For the full year, the Company currently expects revenue of approximately $420 to $425 million and earnings per share of approximately $1.70. This guidance is based upon a number of key business factors, which include the timing and volume of customer projects, particularly with Legal Claims Administration; continued ramp-up of transaction volumes with the Company’s newer large business process outsourcing contracts; and continued funding for existing outsourcing arrangements.

ABOUT SOURCECORPTM

SOURCECORP, Incorporated is a leading provider of value-added business process outsourcing solutions to clients nationwide. SOURCECORP targets information intensive, technology oriented, application driven industry segments, such as healthcare, legal, financial services and government, leveraging its expertise and experience in business processes for these and other similar business profiles. Headquartered in Dallas, the Company employs approximately 9,000 people and operates in over 40 states, Washington D.C., Puerto Rico, and Mexico.

SOURCECORP is a component of both the S&P SmallCap 600 Index and the Russell 2000 Index. In June 2001, the Company was cited among the Top 100 Hot Growth Companies by BusinessWeek magazine. SOURCECORP has previously been recognized twice by Forbes magazine as one of the 200 Best Small Companies, based on return equity, sales growth, and EPS growth, and by FORTUNE magazine as one of America’s 100 Fastest Growing Public Companies. For more information about SOURCECORP’s solutions, including case-study examples, visit the SOURCECORP website at www.srcp.com.

The statements in this press release, which are not historical fact, are forward-looking statements that involve risks and uncertainties, which could cause actual results to differ materially from such forward-looking statements. These forward-looking statements include, but are not limited to, any financial estimates and projections included in this press release and the Company disclaims any intention or obligation to update or revise such estimates or forecasts, except as required by law. The aforementioned risks and uncertainties include, but are not limited to, the risks of integrating our operating companies, of managing our rapid growth, of the timing and magnitude of technological advances, of the occurrences of future events that could diminish our existing customers’ needs for our services, of a change in the degree to which companies continue to outsource business processes, as well as the risks detailed in SOURCECORP’s filings with the Securities and Exchange Commission, including without limitation, those detailed under the heading “Risk Factors” in the company’s most recent annual report on Form 10-K. SOURCECORP disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events, or otherwise, except as required by law.

Contacts:  Barry Edwards, EVP & Chief Financial Officer: 214.740.6690
Lon Baugh, Director, Investor Relations: 214.740.6683

SOURCECORP™
Summary of Financial Data
In Thousands (Except Earnings Per Share)
	Three Months Ended
	June 30,
	2002	2001
	(Unaudited)

	Actual	Pro-Forma(1),(2)
Total Revenue	$105,787	$110,168
Cost of Services	63,332	62,678
Depreciation	3,644	3,574

Gross Profit	38,811	43,916
SG&A	24,754	23,469
Amortization	89	—	(2)

Operating Income	13,968	20,447
Other (income) expense	1,863	2,611

Income before income taxes	12,105	17,836
Provision for income taxes	4,600	6,510	(2)

Net Income	$7,505	$11,326

Weighted Avg. Shares
Basic	17,304	16,575
Diluted	17,887	17,471

Earnings Per Share
Basic	$0.43	$0.68	(2)

Diluted	$0.42	$0.65	(2)

Operating results for 2001 include the following pro-forma adjustments in order to improve year-over-year comparability. Refer to SOURCECORP’s form 8k filed with the Securities and Exchange Commission on May 9, 2002 for further explanation and disclosure of pro-forma adjustments.

(1)	2001 strategic realignment plan
•	Operating results of businesses divested in the second and third quarters of 2001;
•	Charges for doubtful accounts principally related to divested businesses;
•	One-time charges principally related to losses and expenses on divested units; and
•	One-time charge for previously unamortized deferred debt costs associated with the credit facility terminated by the Company in April 2001.

(2)	Adoption of new accounting pronouncement
Effective January 1, 2002, the Company adopted SFAS No. 142, “Goodwill and Other Intangible Assets”. SFAS No. 142 discontinues amortization expense of goodwill and other intangible assets with indefinite useful lives on a prospective basis. For the three months ended June 30, 2001, goodwill amortization of $2,255 and the related tax benefit of $589 have been excluded for comparative purposes.

SOURCECORP™
Summary of Financial Data
In Thousands (Except Earnings Per Share)

	Three Months Ended
	June 30,	March 31,
	2002	2002
	(Unaudited)

	Actual	Actual
Total Revenue	$105,787	$103,284
Cost of Services	63,332	62,201
Depreciation	3,644	3,450

Gross Profit	38,811	37,633
SG&A	24,754	26,274
Amortization	89	89

Operating Income	13,968	11,270
Other (income) expense	1,863	1,587

Income before income taxes	12,105	9,683
Provision for income taxes	4,600	3,680

Net Income	$7,505	$6,033

Weighted Avg. Shares
Basic	17,304	17,296
Diluted	17,887	17,817
Earnings Per Share
Basic	$0.43	$0.35

Diluted	$0.42	$0.34

SOURCECORP™
Summary of Financial Data
In Thousands (Except Earnings Per Share)

	Six Months Ended
	June 30,	June 30,
	2002	2001
	(Unaudited)

	Actual	Pro-Forma(1),(2)
Total Revenue	$209,071	$214,103
Cost of Services	125,533	122,817
Depreciation	7,094	6,636

Gross Profit	76,444	84,650
SG&A	51,028	45,013
Amortization	178	—	(2)

Operating Income	25,238	39,637
Other (income) expense	3,450	4,867

Income before income taxes	21,788	34,770
Provision for income taxes	8,280	12,691	(2)

Net Income	$13,508	$22,079

Weighted Avg. Shares
Basic	17,300	16,379
Diluted	17,854	17,159
Earnings Per Share
Basic	$0.78	$1.35	(2)

Diluted	$0.76	$1.29	(2)

Operating results 2001 include the following pro-forma adjustments in order to improve year-over-year comparability. Refer to SOURCECORP’s form 8k filed with the Securities and Exchange Commission on May 9, 2002 for further explanation and disclosure of pro-forma adjustments.

(1)	2001 strategic realignment plan
•	Operating results of businesses divested in the second and third quarters of 2001;
•	Charges for doubtful accounts principally related to divested businesses;
•	One-time charges principally related to losses and expenses on divested units; and
•	One-time charge for previously unamortized deferred debt costs associated with the credit facility terminated by the Company in April 2001.

(2)	Adoption of new accounting pronouncement
Effective January 1, 2002, the Company adopted SFAS No. 142, “Goodwill and Other Intangible Assets”. SFAS No. 142 discontinues amortization expense of goodwill and other intangible assets with indefinite useful lives on a prospective basis. For the six months ended June 30, 2001, goodwill amortization of $4,290 and the related tax benefit of $1,108 have been excluded for comparative purposes.

SOURCECORP™
CONSOLIDATED BALANCE SHEETS
In Thousands

ASSETS	June 30, 2002	December 31, 2001
	(Unaudited)
CURRENT ASSETS
Cash	$3,789	$7,182
Accounts receivable (net)	92,234	88,547
Deferred tax asset	10,841	9,805
Other current	7,680	8,999

Total current assets	114,544	114,533
Property, plant & equipment (net)	42,445	41,942
Goodwill and other intangibles (net)	320,440	298,519
Other noncurrent	9,034	8,077

Total Assets	$486,463	$463,071

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$59,396	$51,087
Current maturities of long-term obligations	247	324
Income taxes payable, current and deferred	3,399	4,588

Total current liabilities	63,042	55,999
Long-term debt	112,641	116,055
Deferred taxes and other long-term liabilities	25,185	19,844

Total Liabilities	200,868	191,898

STOCKHOLDERS’ EQUITY
Common stock	175	174
Additional paid-in-capital	204,639	204,086
Treasury stock	(982)	(982)
Other Comprehensive Income	(882)	(1,242)
Retained earnings	82,645	69,137

Total stockholders’ equity	285,595	271,173
Total liabilities and stockholders’ equity	$486,463	$463,071

SOURCECORP™
CONSOLIDATED STATEMENT OF CASH FLOWS
In Thousands

	Six Months Ended June 30,
	2002	2001
	(Unaudited)
Net Income	$13,508	$(34,436)

Adjustments to reconcile net income to cashprovided by operating activities
Special Charges	—	68,325
Depreciation and amortization	7,272	13,200
Deferred tax provision (benefit)	3,390	(4,654)
Loss on sale of property, plant, and equipment	125	—
Changes in working capital	(819)	(17,513)

Net cash provided by operating activities	23,476	24,922

Net cash used for investing activities	(23,126)	(52,451)

Net cash used for financing activities	(3,743)	26,230

Net decrease in cash and cash equivalents	(3,393)	(1,299)

Cash and cash equivalents, beginning of period	7,182	9,504

Cash and cash equivalents, end of period	$3,789	$8,205